Exhibit 21.1

List of Subsidiaries of Camposol Holding PLC

a)	Camposol Switzerland GmbH

b)	Camposol Cyprus Limited

c)	Camposol Trade España S.L.

d)	Camposol Uruguay S.R.L.

e)	Camposol Europa S.L.

f)	Camposol Fresh B.V.

g)	Arándonos Camposolinos S.A.P.I. de C.V.

h)	Persea Inc.

i)	Camposol Fresh USA Inc.

j)	Camposol Fresh Foods Trading Co. Ltd.

k)	Camposol Foods Trading Co. Ltd.

l)	Grainlens S.A.C.

m)	Blacklocust S.A.C.

n)	Aliria S.A.C.

o)	Camposol S.A.

p)	Muelles y Servicios Paita S.A.C.

q)	Nor Agro Perú S.A.C.

r)	Camposol Colombia S.A.S.

s)	Camposol Chile SpA

t)	Inversiones Agrícolas Inmobiliarias S.A.C.